Exhibit 10.10

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into this 31st day of December, 2008, by and between Petroleum Development Corporation, a Nevada Corporation (the “Company”), and Eric R. Stearns (the “Employee”).

WHEREAS, the Company currently employs the Employee in the capacity of Executive Vice President and, prior to March 9, 2008, had employed the Employee in the capacity of Executive Vice President of Exploration and Development;

WHEREAS, the Company desires to employ the Employee to perform the duties and services incident to such position for the Company, and the Employee wishes to be so employed by the Company, all upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective Date and Term

a.
Initial Term.  The effective date of this Agreement will be January 1, 2008 (the “Effective Date”), and the initial term will be for the period beginning on the Effective Date and ending December 31, 2009.

b.
Automatic Extensions.  The Term of this Agreement will be extended for an additional twelve (12) months beginning on December 31, 2008 and on each successive December 31 unless either party provides the other with at least thirty (30) days prior written notice, or unless the contract has been terminated by the parties in accordance with the provisions of Section 7 of this Agreement.  The period of time from the Effective Date until the Termination Date, as defined in Section 7.b., will be the “Term.”

c.
Change of Control.  In the event of a Change of Control, the Term of this Agreement will automatically be extended to the date that is twenty-four (24) months after the date of the Change of Control without any action on the part of the Company or the Employee.  Thereafter, the date of the Change of Control will be treated as the Effective Date for purposes of further automatic 12-month extensions of the Agreement under this section.  “Change of Control” of the Company will occur on the earliest of the following events:

(i)
Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)	Change in Effective Control: A change in effective control of the Company occurs on the date that either:

(A)
Any one person, or more than one person acting as a group, acquires (or has acquired during the l2-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(B)
A majority of the members of the Board of Directors of the Company (the “Board”) is replaced during any l2-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; provided, that this paragraph (B) will apply only to the Company if no other corporation is a majority shareholder.

(iii)
Change in Ownership of Substantial Assets: A change the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the l2-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent that this definition be construed consistent with the definition of “Change of Control” as defined under Internal Revenue Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

2.	Place of Employment

The place of employment will be the Company’s headquarters building in Bridgeport, West Virginia unless the Employee and the Company agree to an alternative location.

3.	Position and Responsibilities

a.
Position.  The Employee served as the Executive Vice President of Exploration and Development until March 9, 2008.  For periods on or after March 9, 2008, the Employee will serve as Executive Vice President.  In such capacities, the Employee will report to the Chief Executive Officer of the Company and be under the general direction and control of the Chief Executive Officer.

b.
Responsibilities.  The Employee will have obligations, duties, authority and power to do such acts as are customarily done by a person holding the same or equivalent positions in corporations of similar size to the Company.  The Employee shall perform such managerial duties and responsibilities for the Company as may reasonably be assigned to him by the Chief Executive Officer and, at no additional compensation, shall serve in other such positions with any subsidiary corporation of the Company, or any partnership, limited liability company or other entity in which the Company has an interest (herein collectively called “Affiliates”), as the Chief Executive Officer may from time to time determine.

c.
Dedication of Professional Services.  The Employee shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and its Affiliates to perform diligently and faithfully all the duties, responsibilities and obligations of his positions with the Company.  Employee shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval by the Compensation Committee of the Board (“Compensation Committee”); provided, however, that this restriction will not be construed as preventing Employee from investing his or her personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor.

d.
Adherence to Standards.  Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Employee's position and level of authority.

e.
Minimum Stock Ownership.  Employee shall comply with the Company’s minimum stock ownership requirements for executive officers of the Company, such requirement being that by March 9, 2009 (the fifth anniversary of the date such minimum stock ownership requirements were adopted by the Board) and until his Termination Date, Employee shall have a minimum stock ownership equal to two (2) times the Employee’s Base Salary, as defined in Section 4.a (or such level as adjusted from time to time).

4.	Compensation

a.
Base Salary.  The Company shall pay the Employee an annual base salary of $305,000 (the “Base Salary”) commencing on the Effective Date and ending on the Termination Date.  The Base Salary will be payable in accordance with the ordinary payroll practices of the Company.  The Compensation Committee shall review the Base Salary annually, and the Base Salary may be changed by the Compensation Committee in its sole discretion, taking into account the base salaries, aggregate annual cash compensation, and other compensation of individuals holding similar positions at other comparable companies and the performance of the Employee and the Company.

b.
Performance Bonus.  In addition to his Base Salary, the Employee will be eligible to earn an annual performance bonus (the “Bonus”) during the Term based on the achievement of corporate performance objectives as determined by the Compensation Committee in its sole discretion.  The “Target Bonus” will be a specified percentage of the Base Salary, as set forth in the Petroleum Development Corporation Short-Term Incentive Compensation Plan for a given year which may be earned if the Employee meets all of the criteria established by the Compensation Committee.  However, the Bonus may be less than or more than the Target Bonus based on the level of performance of the Employee and the criteria established by and at the sole discretion of, the Compensation Committee.  For 2008, the Target Bonus will be equal to 62.5% of the Employee’s Base Salary and the maximum percentage will be 125% of the Employee’s Base Salary.  The Bonus will be paid in cash no later than March 15 of the following year.  To the extent practicable, the Bonus will meet the requirements for qualified performance-based compensation under Internal Revenue Code Section 162(m).

c.
Retirement Compensation.  Pursuant to prior employment agreements, the Employee, as of the Effective Date, has earned a right to ten (10) annual payments of $30,000 (total $300,000).  For each additional complete year of employment with the Company, the Employee will earn and be entitled to receive an additional annual retirement payment equal to $7,500 (the “Retirement Payment”).  In the event the Employee terminates employment with the Company prior to the last day of a year pursuant to Sections 7.d., 7.f. or 7.h., the Employee will also earn an additional Retirement Payment equal to $7,500.  The Retirement Payment will be payable to the Employee, or in the event of the Employee’s death, to his estate, beneficiaries, or designees, on each of the first ten anniversary dates following the date the Employee leaves the service of the Company.  The Retirement Payment will be in addition to any deferred compensation, pension, or other payments the Employee has earned under this and any other previous and subsequent agreements with the Company and any other payments he may be due under the Company’s employee benefit plans.  The Retirement Payment is payable to the Employee, even if the Employee's termination is for Just Cause pursuant to Section 7.c.

d.
Equity Compensation Grant.  In addition to cash compensation, the Employee will be eligible to earn equity compensation during the Term.  The amounts and form of all equity compensation awards shall be determined at the sole discretion of the Board or its designee and only in accordance with shareholder approved stock compensation plans.  As of the Effective Date, under the Company’s Long-Term Equity Compensation Plan, the Employee will receive an award equal in value to $442,250, 50% of which will be awarded as restricted stock and 50% of which will be awarded as long-term incentive performance (“LTIP”) shares.  For this purpose, the value of the restricted stock and the LTIP shares will be determined by the Company’s compensation consultants and will be based on the average closing price of the stock of the Company for the month of December, 2007.  The restricted stock will vest at the rate of 25% for each complete year worked by the Employee under this Agreement, beginning on March 7, 2008 and vesting at the rate of 25% on each anniversary thereof.  The performance shares will vest in accordance with the timing and performance targets set forth in the documentation for such LTIP shares.  Future awards will vest on the schedule specified by the Board or its designee at the time of the award.

e.
Succession-Related Grant.  On the date that Employee assumes the position of Executive Vice President of the Company (March 9, 2008), the Employee will receive a one-time award of restricted stock equal in value to $450,000.  For this purpose, the value of the restricted stock will be determined by the Company’s compensation consultants and will be based on the average closing price of the stock of the Company for the month of December, 2007.  The restricted stock will vest at the rate of 20% for each complete year worked by the Employee under this Agreement, beginning from the Effective Date.

f.
Other Compensation.  The Employee will continue to be eligible to participate in all other cash or stock compensation plans or programs maintained by the Company, as in effect from time to time, in which other senior executives of the Company are allowed to participate.

g.
Recoupment of Certain Compensation.  If the Company has to restate all or a portion of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Employee shall, for the affected years, reimburse the

Company for any excess bonus paid to the Employee pursuant to Section 4.b.  The reimbursements shall be equal to the difference between the bonus paid to him for the affected years and the bonus that would have been paid to the Employee had the financial results been properly reported.  Such reimbursement shall be paid to the Company within ninety days after the Company notifies the Employee of the amount owed to the Company.

5.	Employee Benefits

a.
Participation in Company Benefit Plans.  During the Term, the Company shall provide the Employee with coverage under all employee pension and welfare benefit programs, plans and practices commensurate with his positions in the Company and to the extent permitted under the respective employee benefit plan.

b.
Vacation.  The Employee will be entitled to twenty (20) days of paid vacation in each calendar year, to be taken at such times as is reasonably determined by the Employee to be consistent with the Employee’s responsibilities under this Agreement.

c.
Expense Reimbursement.  The Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses related to travel, meals, entertaining, and similar items related to such duties and responsibilities.  The Company shall reimburse the Employee for all such expenses on presentation by Employee from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.  The Company shall reimburse the Employee for reasonable dues and expenses of membership in such club or clubs as the Board reasonably deems necessary for the Employee to entertain on behalf of the Company and for costs associated with continuing education and professional dues if approved in advance by the Chief Executive Officer.  All expense reimbursements for a calendar year will be paid in the normal course, but no later than March 15 of the following calendar year.

d.
Life and Disability Insurance.  The Company will reimburse the Employee for the cost of life insurance on the Employee in the face amount of one million dollars ($1,000,000) with a person or persons named by the Employee as either the owner or the beneficiary as the Employee directs, and for the cost of a disability policy consistent with what is provided to other executive officers of the Company.  All reimbursements for a calendar year will be paid in the normal course, but no later than March 15 of the following calendar year.

e.	Health Insurance. The Company shall include the Employee under any hospital, surgical, or group health plan or policy adopted generally for the benefit of its employees.  The payment of the premiums for the Employee and his dependents will be determined in accordance with the rules and regulations adopted by the Company for its employees.  In addition to including the Employee and his dependents in such plan, the Company shall pay all reasonable hospital, surgical, medical, dental, and prescription expenses of the Employee and his dependents not covered by such a plan.  If the Company has no group health plan, the Company agrees to pay all reasonable premiums on any health insurance policy obtained by the Employee to provide such coverage.

f.	Automobile. During the Term, the Employee will be entitled to use of a Company automobile or payment of a car allowance in accordance with a plan approved by the Board or its designee.

6.	Confidential Material and Employee Obligations.

a.
Confidential Material.  The Employee shall not, directly or indirectly, either during the Term or thereafter, disclose to anyone (except in the regular course of the Company's business or as required by law), or use in any manner, any information acquired by the Employee during his employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company's operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph will include, without limitation:

(i)
Brokers, broker/dealer firms, law firms used to prepare Company and partnership registration statements, due diligence investigations, or other parties involved with the registration, review, or offering of the Company’s securities and drilling programs;

(ii)	Names, addresses, and other information regarding investors in the Company’s drilling programs;

(iii)
Names, addresses and other information regarding investors who participate with the Company in the drilling, completion or operation of oil and gas wells as joint venture partners, working interest owners, or in any other form of ownership;

(iv)	Lists of or information about personnel seeking employment with or who are currently employed by the Company;

(v)	Maps, logs, drilling reports and any other information regarding past, planned or possible future leasing, drilling, acquisition, or other operations that the Company has completed or is investigating or has investigated for possible inclusion in future activities;

(vi)	Any other information or contacts relating to the Company's drilling, development, fund-raising, purchasing, engineering, marketing, merchandising, and selling activities.

b.
Return of Confidential Material.  All maps, logs, data, drawings and other records, electronic data and written material prepared or compiled by the Employee or furnished to the Employee during the Term will be the sole and exclusive property of the Company and none of such material may be retained by the Employee upon termination of his employment.  Notwithstanding the foregoing, the Employee will be under no obligation to return public information.  Notwithstanding the foregoing, the Employee will be under no obligation to return public information.

c.
No Solicitation.  The Employee shall not, directly or indirectly, either during the Term or for a period of one (1) year thereafter (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or otherwise induce such employee to terminate or reduce employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions, or affiliates, in each case at any time during the last year of the Term. For purposes of this Agreement, the term “person” includes natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities, or political subdivisions thereof.

d.
Non-Compete.  The Employee shall not directly, either during the Term or for a period of one (1) year thereafter, engage in any Competitive Business in West Virginia, Pennsylvania, Colorado, Utah, Wyoming, North Dakota, Michigan, Ohio, Kentucky, Texas and Tennessee; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging any Competitive Business.  "Competitive Business" shall mean the oil and natural gas industry, including oil and gas leasing, drilling, and other operations, syndication and marketing of partnership or other investments related to oil and natural gas operations, or any other business activities that are the same as or similar to the Company’s business operations as its business exists on the Effective Date or on the Termination Date.

e.
Remedies.  Employee acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, it is agreed that the Company will be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security.  Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Employee from engaging in any activities prohibited by this Agreement.  No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

7.	Termination of the Agreement

a.
Notice of Termination.  Either the Employee or the Board may terminate this Agreement at any time and in his or their sole discretion upon no less than thirty (30) days written Notice of Termination to the other party.  “Notice of Termination” means a written notice which indicates the specified termination provision in this Agreement relied upon (Section 7.c., Section 7.d., Section 7.e., Section 7.f, Section 7.g. or Section 7.h.) and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; provided, however, no such purported termination will be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Employee must be communicated by a Notice of Termination to the other party hereto in accordance with  Section 9 (“Notices”) of this Agreement.

b.
Termination Date.  The "Termination Date" shall mean the date specified in the Notice of Termination. The Termination Date shall not be less than thirty (30) days from the date such Notice of Termination is given; provided, however, that if within fifteen (15) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal there from having expired and no appeal having been taken).

c.	Termination by the Company for Just Cause.

(i)	The Company may terminate the Employee for “Just Cause” (as defined in Section 7.c.ii), provided that the Company shall:

(A)	Give the Employee Notice of Termination as specified in Section 7.a., and

(B)
Pay the Employee, within thirty (30) days after his Termination Date, his Base Salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus any Bonus(only for periods completed and accrued, but not paid), incentive, deferred, or other compensation, and provide any other benefits, which have been earned or become payable as of the Termination Date, pursuant to the terms of this or any other agreement, or compensation or benefit plan, but which have not yet been paid or provided.

(ii)	For purposes of this Agreement “Just Cause” means a good faith determination of the Board that the Employee:

(A)
Failed to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties;

(B)	Has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise; or

(C)	Has pleaded guilty to or been convicted of a felony; or

(D)	Has materially breached the terms of this Agreement.

No act, or failure to act, on the Employee's part shall be grounds for termination with Just Cause unless he has acted or failed to act with an absence of good faith or without a reasonable belief that his action or failure to act was in or at least not opposed to the best interests of the Company.  The Employee will not be deemed to have been terminated with Just Cause under (ii)(B), (C) or (D), unless there will have been delivered to the Employee a letter setting forth the reasons for the Company’s termination of the Employee for Just Cause and the Employee has failed to cure such reason for termination within thirty (30) days of the receipt of such notice.

d.
Termination by the Company Without Just Cause.  If the Company terminates this Agreement prior to its expiration (including extensions as provided in Section 1.b.) for any reason other than for Just Cause or the death or Disability (as defined in Section 7.e.) of the Employee, the Company shall:

(i)
Within thirty (30) days of the Termination Date, pay to the Employee a lump sum severance payment equal to three times the sum of: a) the Employee's highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus b) the highest Bonus paid or payable to the Employee for a year within the same two year period of employment immediately preceding the Termination Date,

(ii)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(iii)	Immediately vest any unvested Company stock options and restricted stock (excluding all LTIP shares, including the 2007 and 2008 LTIP shares),

(iv)
Pay any deferred income or Retirement Compensation (under Section 4.c.) or other benefit payments due under this or any other agreements or plans, provided such payments will be made under the schedule originally contemplated in the agreement under which they were granted,

(v)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s Long-Term Incentive Plan, and

(vi)
Continue coverage of the Employee and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost for a period equal to the lesser of (i) 18 months or (ii) such period as the Employee is eligible to participate in another employer’s health plan.

e.
Termination in the Event of Death or Disability.  This Agreement will be terminated by the Company in the event of the death of the Employee and may be terminated by the Company in the event of the Disability (as hereinafter defined) of the Employee upon proper notification to the Employee (or his estate in the event of his death), provided the Company shall pay to the Employee (or to the estate of the Employee in the event of termination due to the death of the Employee) the compensation and other benefits described in Section 4.a. of this Agreement which would have been earned for (6) months after the Termination Date and any amounts earned under Section 4.b. of this Agreement prorated for the period up to the Termination Date.  “Disability” means being eligible to receive a disability benefit under the Federal Social Security Act.  All amounts payable under this Section 7.e. will be paid in a lump sum as soon as practicable, but no later than two and one-half (2-1/2) months following the close of the calendar year in which the death or Disability occurred.

f.	Termination by the Employee for Good Reason.

(i)
If the Employee terminates this Agreement for Good Reason (as defined in Section 7.f.ii.), provided that such Employee’s termination of employment occurs within two years of the Good Reason, the Company shall:

(A)
Within thirty (30) days of the Termination Date, pay to the Employee a lump sum severance payment equal to three times the sum of: a) the Employee's highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus b) the highest Bonus paid or payable to the Employee for a year within the same two year period of employment immediately preceding the Termination Date,

(B)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(C)	Immediately vest any unvested Company stock options and restricted stock (excluding all LTIP shares, including the 2007 and 2008 LTIP shares),

(D)
Pay any deferred income or Retirement Compensation (under Section 4.c.) or other benefit payments due under this or any other agreements or plans, provided such payments will be made under the schedule originally contemplated in the agreement under which they were granted,

(E)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s Long-Term Incentive Plan, and

(F)
Continue coverage of the Employee and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost for a period equal to the lesser of (i) 18 months or (ii) such period as the Employee is eligible to participate in another employer’s health plan.

(ii)	“Good Reason” means the occurrence of any of the following events without Employee's prior express written consent:

(A)	A material diminution in the Employee’s Base Salary;

(B)	A material diminution in the Employee’s authority, duties, or responsibilities;

(C)
A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

(D)	A material diminution in the budget over which the Employee retains authority;

(E)	A material diminution in reward opportunities under the annual Performance Bonus of Section 4.b. of this Agreement;

(F)	A material change in the geographic location at which the Employee must perform the services; or

(G)	Any other action or inaction that constitutes a material breach by the Company of this Agreement.

Employee must provide notice to the Company of the condition described in paragraphs (A)-(G) of this section within ninety (90) days, upon the notice of which the Company will have a period of thirty (30) days during which it may remedy the condition and not be required to pay the amount

g.	Termination by the Employee for other than Good Reason.

The Employee may terminate this Agreement for other than Good Reason upon proper notification as provided in Section 7.a.  In such event the Company shall pay to the Employee:

(i)
Within thirty (30) days after his Termination Date, in a lump sum, the compensation provided in Section 4 at the rate in effect at the time of the Notice of Termination.  The Base Salary, Bonus and incremental Retirement Payments will be prorated for the portion of the year that the Employee is employed by the Company; provided, however, that if the Employee’s termination occurs prior to March 31 of the year the Employee will not be entitled to a prorated Bonus for the year;

(ii)
Any incentive, deferred or other compensation which has been earned or has become payable pursuant to the terms of this or any other agreement or compensation or benefit plan as of the Termination Date, but which has not yet been paid, provided such payments will be made under the schedule originally contemplated in the agreement under which they were granted;

(iii)
Any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices but not later than March 15 of the year following the year of termination; and

(iv)	Any other payments for benefits earned under this or any other employment agreement or plan.

h.	Termination by the Employee following Change of Control.

(i)	If the Employee terminates this Agreement within two years following a Change of Control of the Company (as defined in Section 1.c.), the Company shall:

(A)
Within thirty (30) days of the Termination Date, pay to the Employee a lump sum severance payment equal to three times the sum of: a) the Employee's highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus b) the highest Bonus paid or payable to the Employee for a year within the same two year period of employment immediately preceding the Termination Date,

(B)
Pay to the Employee any unpaid reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices, but not later than March 15 of the year following the year of termination,

(C)	Immediately vest any unvested Company stock options and restricted stock (excluding LTIP shares),

(D)
Pay any deferred income or Retirement Compensation (under Section 4.c.) or retirement payment or other benefit payments due under this or any other agreements or plans, provided such payments will be made under the schedule originally contemplated in the agreement under which they were granted,

(E)	Make any other payments or provide any benefits earned under this or any other employment agreement or plan, including the Company’s Long-Term Incentive Plan, and

(F)
Continue coverage of the Employee under the Company’s group health plans at the Company’s cost for a period equal to the lesser of (i) 18 months or (ii) such period as the Employee is receiving COBRA health continuation coverage from the Company.

i.	Code Section 409A Compliance.

Except with respect to amounts paid pursuant to a schedule in a plan or arrangement outside of this Employment Agreement, it is intended that amounts payable under this Section 7 not be considered non-qualified deferred compensation subject to Internal Revenue Code Section 409A.  Employee is a Specified Employee under Internal Revenue Code Section 409A, therefore, to the extent such amounts are considered non-qualified deferred compensation payable upon a separation from service under Internal Revenue Code Section 409A, payment of those amounts so deferred under Internal Revenue Code Section 409A may not be made until at least six (6) months following the Employee’s separation from service of the Company (or, if earlier, the date of death of Employee).

8.
Life Insurance.  The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on Employee, in such amounts and in such form or forms as the Company may determine.  Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Employee hereby represents that to his knowledge he is in excellent physical and mental condition.

9.
Notices.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and will be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited  (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other  (provided that all notices to the Company must be directed to the attention of the Secretary of the Company ) or to such other address as either party may have furnished  to the other in writing  in  accordance  herewith.  All notices and communication will be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address will be effective only upon receipt.

Company at:	Petroleum Development Corporation
120 Genesis Boulevard
P.O. Box 26
Bridgeport WV 26330

Employee at:	Eric R. Stearns
753 Brightridge Drive
Bridgeport WV 26330

10.
Successors.  This Agreement will be binding on the Company and any successor to any of its businesses or assets.  Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.

11.
Binding Effect.  This Agreement will inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Employee's estate.

12.
Integration, Modification and Waiver.  This Agreement constitutes the sole employment agreement between the parties, and any prior employment agreement, written or oral, is terminated.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.	Headings. Headings used in this Agreement are for convenience only and may not be used to interpret or construe its provisions.

14.
Waiver of Breach.  The waiver of either the Company or Employee of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.

15.	Amendments. No amendments or variations of the terms and conditions of this Agreement will be valid unless the same is in writing and signed by all of the parties hereto.

16.
Survival of Obligations.  The provisions of Section 6 of this Agreement will continue to be binding upon the Employee and Company in accordance with their terms, notwithstanding the termination of the Employee’s employment with the Company for any reason or the expiration of this Agreement.

17.
Severability.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause will not be rendered void but will be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

18.	Governing Law. This Agreement will be construed and enforced pursuant to the laws of the State of West Virginia.

19.
Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief, will be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the “Rules”) in effect at the time demand for arbitration is made by any party.  The evidentiary and procedural rules in such proceedings will be kept to the minimum level of formality that is consistent with the Rules.  The Company shall name one arbitrator, Employee shall name a second and the two arbitrators so chosen shall name a neutral, third arbitrator, who will serve as the sole arbitrator of the controversy or claim.  The third arbitrator will be experienced in the matters in dispute.  If the third and sole arbitrator is not agreed upon, the American Arbitration Association will name him or her.  Arbitration will occur in Bridgeport, West Virginia, or such other location agreed to by the Company and Employee.  The award made by the third arbitrator will be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party will be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.

20.
Executive Officer Status.  Employee acknowledges that he may be deemed to be an “executive officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner. In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Employee shall provide to the Company such information about Employee as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings.  Employee shall immediately report to the General Counsel of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company Common Stock deemed to be beneficially owned by Employee and/or any members of Employee's immediate family.

21.
Pronouns.  All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this Agreement: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word “may” gives sole discretion without any obligation to take any action.

22.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute but one document.

23.	Exhibits. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of the date first above written.

Company		Executive
Petroleum Development Corporation

By:	/s/ Kimberly Wakim	/s/ Eric R. Stearns
	Kimberly Wakim	Eric R. Stearns
Position:	Chair of the
Compensation Committee